Exhibit 4.1

Date: February 20, 2022

To:         GDS Holdings Limited

F4/F5, Building C, Sunland International

No. 999 Zhouhai Road

Pudong, Shanghai 200137

People’s Republic of China

Attention: Daniel Newman, Chief Financial Officer

Ladies and gentlemen,

Subject: Amendment No. 2 to Investor Rights Agreement

1.	We refer to the Investor Rights Agreement dated as of June 26, 2020, as amended by the letter agreement dated August 4, 2020, each between GDS Holdings Limited and STT GDC Pte. Ltd., (collectively, the “Investor Rights Agreement”). Unless defined herein, capitalized terms used in this second letter agreement (this “Second Letter Agreement”) shall have the same meaning as in the Investor Rights Agreement. In the event of any conflict between the terms of this Second Letter Agreement and the Investor Rights Agreement, the terms of this Second Letter Agreement govern. References to “this Agreement” refer to the Investor Rights Agreement as amended by this Second Letter Agreement.

2.	The parties hereto agree to amend the Investor Rights Agreement as follows:

a.	Section 1.1 of the Investor Rights Agreement shall be amended to add the following definitions:

“CEO” means the chief executive officer of the Company;

“Claim Notice” has the meaning as defined in Section 4.12(c);

“Exchange Act” means the Securities Exchange Act of 1934, as amended;

“Form S-3/F-3” has the meaning as defined in Section 4.7(a)(iii);

“Group Company” means the Company or a Subsidiary, and “Group Companies” means all of them;

“Holder” means (i) any Holder as defined in the Members Agreement, and (ii) the Investor;

“Recapitalization” means any share split, share dividend, share combination or consolidation, recapitalization, reclassification or other similar event in relation to the shares of the Company;

“Registrable Securities” means (i) any Ordinary Shares owned or hereafter acquired by Investor; (ii) Ordinary Shares of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, any of the foregoing; (iii) Ordinary Shares issued or issuable in respect of the Ordinary Shares described in (i) or (ii) above upon any Recapitalization or otherwise issued or issuable with respect to such Ordinary Shares; (iv) any depositary receipts issued by an institutional depositary upon deposit of any of the foregoing; and (v) Registrable Securities as defined in the Members Agreement. Notwithstanding the foregoing, “Registrable Securities” shall not include any Registrable Securities sold by a Person in a transaction in which rights under Sections 4.7 to 4.16 are not assigned in accordance with this Agreement or any Registrable Securities sold in a public offering, whether sold pursuant to Rule 144, or in a registered offering, or otherwise;

“register,” “registered” and “registration” refers to (i) a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement, or (ii) in the context of a public offering in a jurisdiction other than the United States, a registration, qualification or filing under the applicable securities laws of such other jurisdiction;

“Registration Expenses” means all expenses incurred by the Company in complying with Sections 4.7, 4.8 and 4.9 hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, the expense of any special audits incident to or required by any such registration and the reasonable fees and disbursements of one counsel for all Shareholders, and any fee charged by any depositary bank;

“Restricted Securities” means the securities of the Company required to bear the legend set forth in Section 5.1 hereof;

“Rule 144” means Rule 144 promulgated under the Securities Act;

“Rule 145” has the meaning as defined in Section 4.7(a)(i);

“Selling Expenses” means all underwriting discounts and selling commissions; and

“Violation” has the meaning as defined in Section 4.12(a).”

b.	Section 4.1 of the Investor Rights Agreement shall be deleted in its entirety and replaced with the following:

“Section 4.1          General. To the extent permissible by applicable laws and regulations (including rules and/or guidance of relevant securities regulatory authorities and stock exchanges), at any time on or before June 25, 2023, in the event the Company proposes to undertake any allotment and issuance of New Securities (as defined below), the Company hereby undertakes to Investor that it shall not undertake such allotment and issuance of New Securities unless it first delivers to Investor a Participation Notice and complies with the provisions set forth in this Section 4.”

c.	Section 4.7 of the Investor Rights Agreement shall be deleted in its entirety and replaced with the following:

“Section 4.7           Demand Registration.

(a)	Request by Investor. If the Company shall receive a written request from Investor that the Company effect a registration, qualification or compliance with respect to the Registrable Securities pursuant to this Section 4.7, then the Company shall use its best efforts to effect, within ten (10) Business Days of the receipt of such written request, such registration, qualification or compliance (including, without limitation, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, subject only to the limitations of this Section 4.7; provided that the Company shall not be obligated to effect any such registration:

(i)	During the period starting with the date sixty (60) days prior to the Company’s estimated date of filing of, and ending on the date six (6) months immediately following the effective date of, any registration statement pertaining to securities of the Company (other than a registration of securities in a transaction under Rule 145 promulgated under the Securities Act (“Rule 145”) or with respect to an employee benefit plan), provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective;

(ii)	After the Company has effected two (2) such registrations pursuant to this Section 4.7, and such registration has been declared or ordered effective; or

(iii)	If Investor may dispose of shares of Registrable Securities pursuant to a registration statement on Form S-3 or Form F-3 under the Securities Act as in effect on the date hereof or any successor form under the Securities Act (“Form S-3/F-3”) pursuant to a request made under Section 4.9 hereof.

(b)	Underwriting. If Investor intends to distribute the Registrable Securities covered by its request by means of an underwriting, then it shall so advise the Company as a part of its request made pursuant to this Section 4.7. If Investor proposes to distribute its securities through such underwriting, it shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by Investor and reasonably acceptable to the Company. Notwithstanding any other provision of this Section 4.7, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten, then the Company shall so advise Investor, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders of Registrable Securities on a pro rata basis according to the number of Registrable Securities then held by each Holder requesting registration (including Investor); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities are first entirely excluded from the underwriting and registration including, without limitation, all shares that are not Registrable Securities and are held by any other Person, including, without limitation, any Person who is an employee, officer or director of any of the Group Companies. If Investor disapproves of the terms of any such underwriting, Investor may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities and/or other securities so excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder that is a partnership, the Holder and the partners and retired partners of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing Persons, and for any Holder that is a corporation, the Holder and all corporations that are Affiliates of such Holder, shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

(c)	Deferral. Notwithstanding the foregoing, if the Company shall furnish to Investor following its request of the filing of a registration statement pursuant to this Section 4.7 a certificate signed by CEO of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such registration statement to be filed, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of Investor; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period; provided, further, that during such ninety (90) day period, the Company shall not file any registration statement pertaining to the public offering of any securities of the Company.

(d)	Expenses. The Company shall pay all Registration Expenses. If Investor participates in a registration pursuant to this Section 4.7, Investor shall bear its proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all Selling Expenses incurred in connection with such registration of securities on behalf of Investor. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to this Section 4.7 if the registration request is subsequently withdrawn at the request of Investor unless Investor agrees that such registration constitutes the use by Investor of one (1) demand registration pursuant to this Section 4.7; provided further, however, that if at the time of such withdrawal, Investor has learned of a material adverse change in the condition, business, or prospects of the Company not known to Investor at the time of its request for such registration and has withdrawn its request for registration with reasonable promptness after learning of such material adverse change, then Investor shall not be required to pay any of such expenses and such registration shall not constitute the use of a demand registration pursuant to this Section 4.7.

d.	The following Sections 4.8 to 4.16 shall be added to the Investor Rights Agreement:

“Section 4.8         Piggyback Registrations.

(a)	Notice of Registration. The Company shall notify Investor in writing at least thirty (30) days prior to registration of any of its securities, either for its own account or the account of a security holder or holders (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to (i) any registration under Section 4.7 or Section 4.9 of this Agreement, (ii) any employee benefit plan, or (iii) any corporate reorganization) and will afford Investor an opportunity to include in such registration all or any part of the Registrable Securities then held by Investor. If Investor desires to include in any such registration (and any related qualifications under blue sky laws or other compliance) and in any underwriting involved therein, all or any part of the Registrable Securities held by Investor, Investor shall, within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities Investor wishes to include in such registration statement. If Investor decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, Investor shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(b)	Underwriting. If a registration under which the Company gives notice under this Section 4.8 is for an underwritten offering, then the Company shall so advise Investor. In such event, the right of Investor’s Registrable Securities to be included in a registration pursuant to this Section 4.8 shall be conditioned upon Investor’s participation in such underwriting and the inclusion of Investor’s Registrable Securities in the underwriting to the extent provided herein. If Investor proposes to distribute its Registrable Securities through such underwriting, Investor shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected by the Company for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first to the Company, and second, to each of the Shareholders requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the total number of Registrable Securities then held by each such Shareholder; provided, however, that the right of the underwriter(s) to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that (i) the number of Registrable Securities included in any such registration is not reduced below thirty percent (30%) of the aggregate number of Registrable Securities for which inclusion has been requested, even if this will cause the Company to reduce the number of shares it wishes to offer; and (ii) all shares that are not Registrable Securities and are held by any other Person, including, without limitation, any Person who is an employee, officer or director of any of the Group Companies shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded. If Investor disapproves of the terms of any such underwriting, Investor may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Shareholder that is a partnership, the Shareholder and the partners and retired partners of such Shareholder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing Persons, and for any Shareholder that is a corporation, the Shareholder and all corporations that are Affiliates of such Shareholder, shall be deemed to be a single “Shareholder,” and any pro rata reduction with respect to such Shareholder shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Shareholder,” as defined in this sentence.

(c)	Expenses. The Company shall pay all Registration Expenses incurred in connection with each registration under this Section 4.8. If Investor participates in a registration pursuant to this Section 4.8, Investor shall bear its proportionate share (based upon the total number of shares sold in such registration other than for the account of the Company) of all Selling Expenses incurred in connection with such registration of securities on behalf of the Shareholders.

(d)	Not a Demand Registration. Registration pursuant to this Section 4.8 shall not be deemed to be a demand registration as described in Section 4.7 above. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 4.8.

Section 4.9           Form S-3/F-3 Registration.

(a)	Registration. The Company shall use its best efforts to qualify for registration on Form S-3/F-3 or any comparable or successor form as early as possible and use best efforts to maintain such qualification thereafter. If the Company is qualified to use Form S-3/F-3, Investor shall have a right to request at such time from time to time (such request shall be in writing) that the Company effect a registration on either Form S-3/F-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by Investor, and upon receipt of each such request, the Company will, as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of Investor’s Registrable Securities as are specified in such request; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 4.9:

(i)	if Form S-3/F-3 becomes unavailable for such offering by Investor;

(ii)	if Investor, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than US$1,000,000; or

(iii)	if the Company has effected a registration pursuant to this Section 4.9 during the preceding (6) month period.

(b)	Expenses. The Company shall pay all Registration Expenses incurred in connection with each registration requested pursuant to this Section 4.9. Investor shall bear its proportionate share (based upon the total number of shares sold in such registration other than for the account of the Company) of all Selling Expenses incurred in connection with such registration of securities on behalf of the Shareholders.

(c)	Maximum Frequency. Except as otherwise provided herein, there shall be no limit on the number of times Investor may request registration of Registrable Securities under this Section 4.9.

(d)	Deferral. Notwithstanding the foregoing, if the Company shall furnish to Investor a certificate signed by the CEO of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such Form S-3/F-3 registration statement to be filed, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of Investor; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period; provided, further, that during such ninety (90) day period, the Company shall not file any registration statement pertaining to the public offering of any securities of the Company.

(e)	Not Demand Registration. Form S-3/F-3 registrations shall not be deemed to be demand registrations as described in Section 4.7 above.

(f)	Underwriting. If the requested registration under this Section 4.9 is for an underwritten offering, the provisions of Section 4.7(b) shall apply.

Section 4.10        Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under this Agreement, the Company shall keep Investor advised in writing as to the initiation of such registration and as to the completion thereof, and shall, at its expense and as expeditiously and as reasonably possible:

(a)	Registration Statement. Prepare and file with the Commission a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and keep any such registration statement effective for a period of one hundred twenty (120) days or until Investor has completed the distribution described in the registration statement relating thereto, whichever occurs first.

(b)	Amendments and Supplements. Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act or other applicable securities laws with respect to the disposition of all securities covered by such registration statement.

(c)	Registration Statements and Prospectuses. Furnish to Investor such number of copies of registration statements and prospectuses, including a preliminary prospectus, in conformity with the requirements of the Securities Act or other applicable securities laws, and such other documents as Investor may reasonably request in order to facilitate the disposition of the Registrable Securities owned by Investor that are included in such registration.

(d)	Blue Sky. Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by Investor, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e)	Deposit Agreement. If the registration relates to an offering of depositary shares or other securities representing Ordinary Shares deposited pursuant to a deposit agreement or similar facility, cause the depositary under such agreement or facility to accept for deposit under such agreement or facility all Registrable Securities requested by Investor to be included in such registration in accordance with this Agreement.

(f)	Underwriting. In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form, with the managing underwriter(s) of such offering. Investor shall also enter into and perform its obligations under such an agreement.

(g)	Notification. Notify Investor at any time when a prospectus relating to its Registrable Securities is required to be delivered under the Securities Act or other applicable securities laws of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(h)	Opinion and Comfort Letter. Furnish, at the request of Investor, on the date that such Registrable Securities are delivered to the underwriter(s) for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purpose of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to Investor, addressed to the underwriters, if any, and to Investor and (ii) a “comfort” letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to Investor, addressed to the underwriters, if any, and to Investor.

(i)	Listing on Securities Exchange(s). Cause all such Registrable Securities registered pursuant hereunder to be listed on Nasdaq and each securities exchange on which similar securities issued by the Company are then listed.

If the Company fails to perform any of the Company’s obligations set forth above in this Section 4.10 relating to a demand registration made pursuant to Section 4.7, such registration shall not constitute the use of a demand registration under Section 4.7.

Section 4.11         Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 4.7, 4.8 or 4.9 with respect to the Registrable Securities of Investor, that Investor shall furnish to the Company such information regarding itself, the Registrable Securities held by it and the intended method of disposition of such securities as shall be reasonably requested in writing by the Company to timely effect the registration of its Registrable Securities.

Section 4.12         Indemnification. The following indemnification provisions shall apply in the event any Registrable Securities are included in a registration statement under Sections 4.7, 4.8 or 4.9:

(a)	By the Company. To the extent permitted by law, the Company will indemnify and hold harmless Investor, its partners, officers, directors, employees, trustees, legal counsel and any underwriter (as determined in the Securities Act) for Investor and each Person, if any, who controls Investor or such underwriter within the meaning of Section 15 of the Securities Act against any expenses, losses, claims, damages, or liabilities (joint or several) (or actions in respect thereof) to which they may become subject under the Securities Act, the Exchange Act or other applicable law, insofar as such expenses, losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each a “Violation”):

(i)	any untrue statement or alleged untrue statement of a material fact contained in any registration statement, offering circular, preliminary prospectus, final prospectus or other document, or any amendments or supplements thereto;

(ii)	the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; or

(iii)	any violation or alleged violation of the Securities Act, the Exchange Act, any federal or state or foreign securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or other applicable securities law in connection with the offering covered by such registration statement;

and the Company will reimburse Investor, its partner, officer, director, employee, legal counsel, underwriter or controlling Person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 4.12 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by Investor, underwriter for Investor or controlling Person of Investor.

(b)	By Investor. To the extent permitted by law, Investor will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, any underwriter (as determined in the Securities Act) and any other Shareholder selling securities under such registration statement or any of such other Shareholder’s partners, directors, officers, employees, trustees, legal counsel and any underwriter (as determined in the Securities Act) for such Shareholder and each Person, if any, who controls such Shareholder within the meaning of Section 15 of the Securities Act, against any expenses, losses, claims, damages or liabilities (joint or several) (or actions in respect thereof) to which the Company or any such director, officer, employee, trustee, legal counsel, controlling Person, underwriter or other such Shareholder, partner or director, officer, employee or controlling Person of such other Shareholder may become subject under the Securities Act, the Exchange Act or other applicable law, insofar as such expenses, losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by Investor expressly for use in connection with such registration; and Investor will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, employee, controlling Person, underwriter or other Shareholder, partner, officer, employee, director or controlling Person of such other Shareholder in connection with investigating or defending any such loss, claim, damage, liability or action: provided, however, that the indemnity agreement contained in this Section 4.12(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of Investor, which consent shall not be unreasonably withheld; and provided further that the total amounts payable in indemnity by Investor under this Section 4.12(b) plus any amount under Section 4.12(e) in respect of any Violation shall not exceed the net proceeds received by Investor in the registered offering out of which such Violation arises.

(c)	Notice. Promptly after receipt by an indemnified party under this Section 4.12 of notice of the commencement of any claim or action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 4.12, deliver to the indemnifying party a written notice of the commencement thereof (a “Claim Notice”) and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, (i) during the period from the delivery of a Claim Notice until retention of counsel by the indemnifying party; and (ii) if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under this Section 4.12 to the extent the indemnifying party is prejudiced as a result thereof, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 4.12.

(d)	Defect Eliminated in Final Prospectus. The foregoing indemnity agreements of the Company and Investor are subject to the condition that, insofar as they relate to any untrue statement, alleged untrue statement, omission or alleged omission made in a preliminary prospectus or free writing prospectus on file with the Commission at the time the registration statement becomes effective, such indemnity agreement shall not inure to the benefit of any Person if an amended prospectus is filed with the Commission and delivered pursuant to the Securities Act at or prior to the time of sale (including, without limitation, a contract of sale, and as further contemplated by Rule 159 promulgated under the Securities Act) to the Person asserting the loss, liability, claim or damage.

(e)	Contribution. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) Investor or any controlling Person of Investor makes a claim for indemnification pursuant to this Section 4.12 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 4.12 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of Investor or any controlling Person of Investor in circumstances for which indemnification is provided under this Section 4.12; then, and in each such case, the Company and Investor will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that Investor is responsible for the portion represented by the percentage that the public offering price of its Registrable Securities offered by and sold under the registration statement bears to the public offering price of all securities offered by and sold under such registration statement, and the Company and other selling Shareholders are responsible for the remaining portion; provided, however, that, in any such case: (A) Investor will not be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by Investor pursuant to such registration statement; and (B) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(f)	Survival. The obligations of the Company and Investor under this Section 4.12 shall survive until the fifth (5th) anniversary of the completion of any offering of Registrable Securities in a registration statement, regardless of the expiration of any statutes of limitation or extensions of such statutes.

Section 4.13        Rule 144 Reporting. With a view to making available to Investor the benefits of certain rules and regulations of the Commission which may permit the sale of the Restricted Securities to the public without registration, the Company agrees to use its best efforts to:

(a)	Make and keep public information available, as those terms are understood and defined in Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times;

(b)	File with the Commission, in a timely manner, all reports and other documents required of the Company under the Securities Act or the Exchange Act, at all times; and

(c)	So long as Investor owns any Restricted Securities, furnish to Investor upon request, (i) a written statement by the Company as to its compliance with the reporting requirements of said Rule 144, and of the Exchange Act, (ii) a copy of the most recent annual, interim, quarterly or other report of the Company, and (iii) such other reports and documents as Investor may reasonably request in availing itself of any rule or regulation of the Commission allowing it to sell any such securities without registration.

Section 4.14        Termination of the Company’s Obligations. Notwithstanding the foregoing, the Company shall have no obligations pursuant to Sections 4.7, 4.8 or 4.9 with respect to any Registrable Securities proposed to be sold by Investor in a registered public offering if, in the opinion of counsel to the Company, all such Registrable Securities proposed to be sold by Investor may then be sold under Rule 144 (i) in one three (3) month period without exceeding the volume limitations thereunder or (ii) without volume limitations.

Section 4.15        Re-Sale Rights. The Company shall use its best efforts to assist Investor in the sale or disposition of its Registrable Securities, including the prompt delivery of applicable instruction letters by the Company and legal opinions from the Company’s counsels in forms reasonably satisfactory to Investor’s counsel. In the event the Company has depositary receipts listed or traded on any stock exchange or inter-dealer quotation system, the Company shall pay all costs and fees related to such depositary facility, including conversion fees and maintenance fees for Registrable Securities held by Investor.

Section 4.16         Transfer of Registration Rights. The rights to cause the Company to register securities granted to Investor under Sections 4.7, 4.8 and 4.9 may be assigned to a transferee or assignee in connection with any transfer or assignment of Registrable Securities by Investor; provided that: (a) such transfer may otherwise be effected in accordance with applicable securities laws, (b) the Company is given prompt notice of the transfer, (c) such assignee or transferee agrees to be bound by the terms of this Agreement by executing and delivering a deed of adherence (in substantially the form as set out in Schedule 1 hereto), (d) such assignee or transferee is not a competitor of the Company, and (e) such assignee or transferee is (i) any Affiliate of Investor, or (ii) any transferee of at least five percent (5%) of the Registrable Securities originally issued to Investor (as adjusted for Recapitalization).

e.	Schedule 1 hereto shall be added as Schedule 1 to the Investor Rights Agreement:

3.	Other than as expressly set forth herein, all obligations, representations and warranties, covenants, conditions and other provisions in the Investor Rights Agreement remain unchanged and in full force and effect.

4.	For the avoidance of doubt, references to the Investor Rights Agreement in the documents referred to therein or contemplated by the transactions thereunder shall be deemed to be references to the Investor Rights Agreement as amended by this Second Letter Agreement.

5.	This Second Letter Agreement may be signed and acknowledged in counterparts in English, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. Any signature to and acknowledgement of this Second Letter Agreement may be delivered by facsimile, electronic mail (including pdf), electronic signature complying with applicable law or other means of electronic transmission and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law (including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act).

6.	The governing law and dispute resolutions in Sections 6.5 and 6.6 of the Investor Rights Agreement will be hereto applied to this Second Letter Agreement.

[Signature pages follow]

Yours faithfully,

STT GDC Pte. Ltd.

/s/ Bruno Lopez
Name: Bruno Lopez
Title: Group CEO, STT GDC Pte. Ltd.

cc:	Daniel Fertig of Simpson Thacher & Bartlett LLP
Michael Sturrock of Latham & Watkins LLP

[Signature page to the Amendment No. 2 to 2020 Investor Rights Agreement]

Accepted and agreed on behalf of GDS Holdings Limited

/s/ William Wei Huang
Name: William Wei Huang
Title: Chairman and CEO

[Signature page to the Amendment No. 2 to 2020 Investor Rights Agreement]

SCHEDULE 1

FORM OF DEED OF ADHERENCE

THIS DEED is made the day of 20[ ] by [ ] of [ ] (the “Assignee”) and is supplemental to the Investor Rights Agreement dated as of June 26, 2020, as amended by the letter agreement dated August 4, 2020 and the letter agreement dated December [ ● ], 2021, each between GDS Holdings Limited and STT GDC Pte. Ltd. (collectively and as may be further amended, restated or supplemented from time to time, the “Investor Rights Agreement”).

WITNESSETH as follows:

Assignee confirms that it has been provided with a copy of the Investor Rights Agreement and all amendments, restatements and supplements thereto and hereby covenants with each of the parties to the Investor Rights Agreement from time to time to observe, perform and be bound by all the terms and conditions of the Investor Rights Agreement which are capable of applying to Assignee to the intent and effect that Assignee shall be deemed as and with effect from the date hereof to be a party to the Investor Rights Agreement and to be subject to the obligations thereof.

The address and facsimile number at which notices are to be served on Assignee under the Investor Rights Agreement and the person for whose attention notices are to be addressed are as follows:

[to insert the contact details]

Words and expressions defined in the Investor Rights Agreement shall have the same meaning in this Deed. This Deed shall be governed by and construed in accordance with the law of the State of New York.

This Deed shall take effect as a deed poll for the benefit of the Company, Investor and any other parties to the Investor Rights Agreement.

IN WITNESS whereof the Assignee has executed this Deed the day and year first above written.

THE COMMON SEAL of [ ]	)
was hereunto affixed	)
in the presence of:	)

(Director)

(Director/Secretary)

Schedule 1 to Amendment No. 2 to 2020 Investor Rights Agreement